EXHIBIT A-1

Members of the Investment Committee of LRP GP II, Inc.

The name, citizenship and business address of each of the members of the Investment Committee of LRP GP II, Inc. are set forth below. Each member’s present principal occupation is identifying and pursuing investment opportunities for the Lime Rock Entities.

Name and Citizenship	Business Address

Jonathan Farber* United States	c/o Lime Rock Management LP 518 Riverside Avenue Westport, Connecticut 06880

John Reynolds* United States	c/o Lime Rock Management LP 518 Riverside Avenue Westport, Connecticut 06880

Tom Bates United States	c/o Lime Rock Management LP Millennium Tower 10375 Richmond Suite 225 Houston, TX 77042

John Clarkson Canada	c/o Clearwater Capital Corp. 1700, 444 - 5th Avenue SW Calgary, Alberta T2P 2T8 Canada

Mark McCall United States	c/o Lime Rock Management LP 518 Riverside Avenue Westport, Connecticut 06880

Lawrence Ross United Kingdom	c/o Lime Rock Management LLP 10B Queen’s Gardens Aberdeen AB15 4YD United Kingdom

*	Directors of LRP GP II, Inc.